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Exhibit 99(a)(iii)


Roulston Funds
Amendment to Declaration of Trust



Amended: July 1, 1999

         ARTICLE I, Section 1.1 of the Trust's Declaration of Trust dated as of September 16, 1994, as amended to date, be, and the same hereby is, amended further, effective July 1, 1999, by deleting such ARTICLE I, Section 1.1 in its entirety and substituting in place thereof the following new ARTICLE I, Section 1.1:

"Section 1.1. Name and Principal Office. The Trust shall be known as `Roulston Funds' and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine. The principal office of the Trust is located in Cleveland, Ohio."

         The first paragraph of Article IV, Section 4.2 of the Trust's Declaration of Trust dated as of September 16, 1994, as amended to date, be, and the same hereby is, amended further, effective July 1, 1999, by deleting such first paragraph of Article IV, Section 4.2 in its entirety and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

"Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Sub-Series or to classify all or any part of the issued Shares of any Series to make them part of an existing or newly created Sub-Series or to amend the rights and preferences of new or existing Series or Sub-Series, including the following Series, all without Shareholder approval, there are hereby established and designated initial Series of Shares designated Series A, which shall represent interests in Roulston Growth Fund, Series B, which shall represent interests in Roulston Growth and Income Fund, and Series C, which shall represent interests in Roulston Government Securities Fund, and there are further established and designated additional series of Shares designated Series D, which shall represent interests in Roulston Emerging Growth Fund, and Series E, which shall represent interests in Roulston International Equity Fund. Shares of Series A, Series B, Series C, Series D, and Series E and, unless provisions to the contrary are set forth in an amendment of the Declaration of Trust, Shares of each additional Series, shall have the following relative rights and preferences:";